FOR IMMEDIATE RELEASE

Industry titans Aerospace Technologies Group Inc.
and InspecTech Aero Service Inc.
join forces to fill a growing market need

Panacea™ – ATG’s new cabin window shade system featuring its electromechanical shades integrated with InspecTech’s electronic dimmable window (EDW) – offers the ideal solution for complete control of natural light, glare, heat and noise in aircraft cabins.

BOCA RATON, FL, USA. – April 4, 2013

In an industry that flourishes on innovation and dynamism, airline passengers have become increasingly more demanding, seeking larger windows and access to more natural light in the cabin. Aircraft manufacturers have responded – the Boeing B787, Airbus A350 and Bombardier CSeries feature significantly larger windows than previous generation airliners (the same is true for new business jets, such as the Gulfstream G650 and Bombardier Global 7000/8000). This expanding trend has created the need to improve control of light, glare and heat transmission into the cabin. Interest in a window shade system that offers the combined benefits of an electromechanical shade and an EDW has quickly accelerated and is now considered a priority for passengers and aircraft original equipment manufacturers (OEMs) alike.

Well-known for the quality, reliability and pleasing aesthetics of their electromechanical aircraft window shade systems, Aerospace Technologies Group Inc. (ATG) has been monitoring the interest in EDWs. Utilizing input from aircraft operators and OEMs, ATG has been developing a combination product that meets all requirements. The evaluation phase included assessing available EDW technologies including electrochromic (EC) and suspended particle device (SPD-Smart), but the focus was narrowed to SPD-Smart because of its distinct performance advantages over other types of dimmable windows.

Firstly, SPD- Smart EDWs have a switching speed of a few seconds and allow the selection of an infinite number of light-transmission states – a significant improvement over the 90+ second switching speed of available EC devices which OEMs consistently advised was too slow. Secondly, SPD-Smart EDWs can block up to 99.96% of incoming light, darker than existing EC devices. Furthermore, it is the most mature EDW in the business jet industry. Manufactured under license from Research Frontiers Inc. (Nasdaq: REFR), SPD-Smart EDWs are already certified and flying on over 30 aircraft types and have been adopted in other transportation industries – Mercedes-Benz offers SPD-Smart technology in the panoramic glass roofs on several of their production cars.

To complete its development process, ATG partnered with well-respected manufacturer of SPD-Smart EDWs InspecTech Aero Service Inc. (IAS). The integration of ATG's and IAS's technologies has resulted in the development of the ultimate aircraft window shade: the Panacea Shade System.

Panacea offers an unmatched combination of benefits. Aesthetically pleasing, Panacea’s clean design and numerous customizable options offer the ability to create the perfect complement to the aircraft interior. Panacea also offers the complete solution for natural light entering the cabin. Panacea’s dimmable window feature allows virtually instant transition to any level of tint from clear to very dark, thereby eliminating glare while still being able to enjoy the view of the world outside. Deploying the sheer (translucent) fabric shade creates soft, diffused lighting and a cabin ambiance that is second to none. With this sheer shade deployed, the passenger or crew can further control the amount of soft light to be enjoyed, by ”tuning” the EDW. Panacea also offers a true blackout, enabling passengers to sleep comfortably on long- range flights, whether day or night.

Complete control of natural light entering the cabin is achieved – from clear to dark, and from diffused to direct – through Panacea’s systems working flawlessly together.

In addition to natural light control, Panacea also offers two key eco-friendly benefits: firstly, Panacea helps reduce carbon emissions while on the ramp. When parked, Panacea’s EDW automatically switches to the maximum heat-blocking state, requiring much less cabin cooling in hot climates. This significantly reduces APU and/or engine CO2 emissions. Further, passengers entering a cabin equipped with Panacea will experience a cooler, more comfortable cabin. Secondly, the design of the system helps decrease cabin noise levels by dampening external noise; this is particularly effective as aircraft windows are a primary source of noise transmitted into the cabin.

“We are excited to be collaborating with ATG. The sense of luxury and opulence added by the decorative element is the perfect complement to our EDWs and will particularly appeal to premium markets,” says James Lang, CEO of InspecTech Aero Service Inc.

“ATG has been waiting for the right time to introduce Panacea. Today’s timing is ideal because we are now able to directly fill a market need with a premium product that not only maintains our quality standards but also offers unique benefits. Our customers are increasingly asking for this type of shade system, and I am very pleased to say that it is now here,” says Simon Kay, CEO of ATG.

Numerous Panacea Shade Systems, designed for a variety of aircraft platforms, will be on display in ATG’s booth at Aircraft Interiors Expo in Hamburg from April 9- 11, 2013, stand 7B5.

About InspecTech Aero Service Inc.
InspecTech Aero Service Inc. provides aerospace component design, production, marketing, and distribution. Serving both the OEM and aftermarket industry segments, InspecTech customers include Fortune 10 Aerospace Corporations in the United States. As the holder of a Parts Manufacturer Approval (PMA) issued by the Federal Aviation Administration, InspecTech manufactures high-quality, precision aftermarket parts and systems for helicopters and commercial, regional and business aircraft. Additional information about InspecTech Aero Service, Inc. can be found on the Internet at http://www.inspectech.net.

About Aerospace Technologies Group Inc.
Founded in 1998, ATG is the worldwide leader in the design and production of window shade systems for the commercial and corporate aviation industries. Most of the leading aircraft OEMs feature ATG’s products,including Boeing, Airbus, Bombardier, Gulfstream, Cessna and Dassault Falcon Jet. In addition, many of the world’s leading premium airlines, including Emirates, Lufthansa, Qantas and Malaysia Airlines fly with ATG window shade systems. ATG products will also be featured onboard upcoming aircraft deliveries to British Airways, Qatar Airways, Etihad Airways and Air France.
http://www.atgshades.com

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Contact:
Loni Chase	Sarah Stephenson
(561) 244-7415	(561) 244-7413
lchase@atgshades.com	sstephenson@atgshades.com